ITEM 77Q2


Based upon a review of Forms 3, 4 or 5, or written representations that no Form 5 was required, furnished to Registrant by its directors, officers subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended ( the "Exchange Act") and persons holding ten percent (10%) or more of the outstanding Common Stock of Registrant, Registrant believes that all filing requirements of such persons under Section 16 of the Exchange Act during the fiscal year ended April 30, 1998 have been satisfied, except that Daniel Alterman filed one late report on Form 3.